EXHIBIT 10.1

FORBEARANCE AGREEMENT

This Forbearance Agreement, dated as of December 6, 2016 (this “Forbearance Agreement”), is entered into by and among 21st Century Oncology, Inc., a Florida corporation (the “Issuer”), the Guarantors (as defined in the Indenture (as defined below)), and each of the undersigned beneficial owners and/or investment managers or advisors for beneficial owners of Notes (as defined below) (the “Initial Consenting Holders” and, together with any subsequent beneficial owner and/or investment manager or advisor for beneficial owners of Notes that becomes a party hereto in accordance with the terms hereof, each, a “Consenting Holder” and, collectively, the “Consenting Holders”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee under the Indenture (in such capacity, the “Trustee”), have heretofore executed and delivered an Indenture, dated as of April 30, 2015 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 11.00% Senior Notes due 2023 of the Issuer (the “Notes”);

WHEREAS, certain Events of Default exist, or will come into existence after the date of this Forbearance Agreement, under the Indenture, as described in more detail below;

WHEREAS, the Issuer and the Guarantors desire that, during the Forbearance Period (as defined below), the Consenting Holders forbear from (a) exercising rights and remedies under the Indenture, the Notes and the other Note Documents, and (b) directing the Trustee to exercise rights and remedies available to the Trustee under the Indenture, the Notes and the other Note Documents, in either such case arising from the Existing Events of Default (as defined below); and

WHEREAS, the Consenting Holders collectively are the beneficial holders of or have sole investment or voting discretion with respect to greater than 90% in principal amount of the outstanding Notes (it being understood that no Consenting Holder is making, or shall be deemed to make, any representation or warranty as to the ownership of any Notes by any other Consenting Holder) and have agreed, during the Forbearance Period, to (A) forbear from (i) exercising rights and remedies under the Indenture, the Notes and the other Note Documents, and (ii) directing the Trustee to exercise rights and remedies available to the Trustee under the Indenture, the Notes and the other Note Documents and (B) direct the Trustee, pursuant to Section 6.4 of the Indenture, to rescind any acceleration of the Notes if (and only if) the conditions set forth in Section 6.4(b) of the Indenture are satisfied (provided, that the Consenting Holders shall not be required to waive any Defaults or Events of Default, or waive any of the Obligations, in connection with providing any such direction), in either such case arising from the Existing Events of Default, on the terms, subject to the conditions, and in reliance on the representations and warranties set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

Section 1.                                          Forbearance

(a)                                 Forbearance Agreement.  The Consenting Holders hereby agree to forbear, during the Forbearance Period, from (i) exercising rights and remedies under the Indenture, the Notes and the other Note Documents arising from the Existing Events of Default, subject to the terms, limitations, conditions, representations, warranties, amendments and modifications set forth in this Forbearance Agreement, (ii) directing the Trustee to exercise rights and remedies available to the Trustee under the Indenture, the Notes and the other Note Documents and (iii) commencing any involuntary case or proceeding under any Bankruptcy Law against Holdings, the Issuer or any of their respective Subsidiaries arising from the Existing Events of Default, in any such case described in clauses (i), (ii) and (iii), subject to the terms, limitations, conditions, representations, warranties, amendments and modifications set forth in this Forbearance Agreement.  During the Forbearance Period, the Consenting Holders hereby further agree to direct the Trustee, pursuant to Section 6.4 of the Indenture, to rescind any acceleration of the Notes arising from the Existing Events of Default if (and only if) the conditions set forth in Section 6.4(b) of the Indenture are satisfied (provided, that the Consenting Holders shall not be required to waive any Defaults or Events of Default, or waive any of the Obligations, in connection with providing any such direction), subject to the terms, limitations, conditions, representations, warranties, amendments and modifications set forth in this Forbearance Agreement.

(b)                                 Existing Events of Default.  For purposes of this Forbearance Agreement, the term “Existing Events of Default” shall mean the following:

(i)                                     the Event of Default arising under Section 6.1(a)(1) of the Indenture as a result of the default in the payment of Cash Interest on the Notes that was due and payable on November 1, 2016, and the continuation of such default for 30 days after November 1, 2016, which became an Event of Default immediately after December 1, 2016;

(ii)                                  the Event of Default arising under Section 6.1(a)(3) of the Indenture as a result of the failure to comply with the agreements and obligations in Section 3.23(b) of the Indenture, which became an Event of Default immediately after November 30, 2016;

(iii)                               the Event of Default arising under Section 6.1(a)(3) of the Indenture as a result of the failure to comply with the agreements and obligations in Section 3.23(d) of the Indenture with respect to the Second Capital Event Deadline, which became an Event of Default immediately after December 5, 2016; and

(iv)                              the Event of Default arising under Section 6.1(a)(3) of the Indenture as a result of the failure to comply with the agreements and obligations in Section 3.22 of the Indenture due to the Applicable Sum being less than $40.0 million as of December 30, 2016 (such date being the last Business Day of December 2016), which will become an Event of Default immediately after December 30, 2016.

The Issuer and the Guarantors hereby acknowledge and agree that each of the Existing Events of Default is continuing and in existence, or will be continuing and in existence, as of the date for such Existing Event of Default set forth in clause (i), (ii), (iii) or (iv) of this Section 1(b), as applicable.

(c)                                  Forbearance Period.  As used in this Forbearance Agreement, the term “Forbearance Period” means the period beginning on the date that all of the conditions set forth in Section 3 have been satisfied or waived in writing by the Requisite Consenting Holders (as defined below) and ending upon the occurrence of the earliest to occur of (such earliest event, the “Forbearance Termination Event”):

(i)                                     5:00 p.m. (New York City time) on January 15, 2017;

(ii)                                  any failure by the Issuer or any of the Guarantors to perform or comply with any of its covenants or obligations contained in this Forbearance Agreement;

(iii)                               any representation or warranty made by the Issuer or any of the Guarantors in this Forbearance Agreement or in any certificate, report, statement or other document delivered at any time to the Trustee or any of the Consenting Holders shall prove to have been untrue or incorrect in any respect as of the date as of which made or deemed to have been made or repeated;

(iv)                              any Default or Event of Default (other than the Existing Events of Default) shall occur;

(v)                                 the occurrence and continuation of any “Event of Default” under and as defined in the MDL Credit Agreement (as defined below);

(vi)                              the occurrence of the “Forbearance Termination Event” under and as defined in the Senior Forbearance Agreement (as defined below);

(vii)                           5:00 p.m. (New York City time) on December 15, 2016 if the Issuer and each of the Guarantors shall have failed, prior to such time, to enter into a transaction support agreement with beneficial owners and/or investment managers or advisors for beneficial owners of at least a majority of the aggregate principal amount of Notes outstanding, the Required Lenders (as defined in the Credit Agreement) and the Administrative Agent (as defined in the Credit Agreement), pursuant to which such Persons agree to support a transaction or series of transactions (any such transaction or series of transactions, the “Specified Transaction”) that remedies the Existing Events of Default and any “Existing Events of Default” (as defined in the Senior Forbearance Agreement), which transaction support agreement shall be in form and substance and shall contain terms and conditions (including terms and conditions regarding the Specified Transaction) that are acceptable to the Requisite Consenting Holders (the

“Transaction Support Agreement”); provided that the Specified Transaction shall be commenced no later than January 15, 2017;

(viii)                        the Issuer or any Guarantor enters into an agreement or understanding to pursue a plan of reorganization or liquidation, offer to purchase, acquisition, dissolution, wind-up, liquidation, reorganization, merger, consolidation, business combination, joint venture, sale of substantially all assets or equity interests, financing transaction (debt or equity) (other than any financing transaction that is not prohibited by Section 2(a) hereof or any other term of this Forbearance Agreement or the Indenture) or restructuring relating to the Issuer or any Guarantor that is not acceptable to the Requisite Consenting Holders;

(ix)                              the Issuer or any Guarantor becomes the subject of an involuntary case or proceeding under any Bankruptcy Law;

(x)                                 Holdings, the Issuer or any Guarantor sends a notice to the holders of the Series A Convertible Preferred Stock regarding a Repurchase Event (as defined in the Certificate of Designations (as defined below)) pursuant to Section 8 of Holdings’ Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on September 8, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Certificate of Designations”), or Holdings, the Issuer or any Guarantor takes any action to repurchase, redeem or exchange (or to offer to repurchase, redeem or exchange) any of the shares of Series A Convertible Preferred Stock or Incurs (or offers to Incur) any Indebtedness in respect of any such repurchase, redemption or exchange of any of the shares of Series A Convertible Preferred Stock;

(xi)                              the Majority Preferred Stockholders (as defined in the Securityholders Agreement (as defined below)) nominate more than two managers or directors to the Board of Directors of 21st Century Oncology Investments, LLC or any of its Subsidiaries (including a nomination that occurs automatically as a result of more than two managers being nominated to the Board of Directors of 21st Century Oncology Investments, LLC by the Majority Preferred Stockholders) other than “independent managers” nominated by the Majority Preferred Stockholders pursuant to Section 2.1(a)(v) of the Third Amended and Restated Securityholders Agreement, dated September 9, 2016, by and among 21st Century Oncology Investments, LLC, Holdings and the Persons parties thereto as “Securityholders” thereunder (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Securityholders Agreement”);

(xii)                           after the execution and delivery thereof by the parties thereto, the Transaction Support Agreement terminates in accordance with the terms thereof; and

(xiii)                        the Issuer or any of the Guarantors takes an action in any manner to repudiate or assert a defense to this Forbearance Agreement, the Indenture, any of the Notes or any of the other Note Documents or any liabilities or obligations (including any Obligations) under this Forbearance Agreement, the Indenture, any of the Notes or any of

the other Note Documents, or asserts any claim or cause of action or initiates any judicial, administrative or arbitration proceeding against the Trustee, any of the Holders or any beneficial owner of any of the Notes related to the foregoing.

From and after the occurrence of the Forbearance Termination Event, the Forbearance Period, and all forbearance obligations of the Consenting Holders hereunder, shall automatically terminate, without any requirement of notice or declaration of any kind.  From and after the occurrence of the Forbearance Termination Event, the Trustee, the Holders and any beneficial owner of any of the Notes shall be entitled to exercise and to enforce any and all rights and remedies available to the Trustee, any of the Holders and/or any beneficial owner of any of the Notes under the Indenture, the Notes, any of the other Note Documents, at law or otherwise, including, without limitation, any and all rights and remedies to which the Trustee, any of the Holders and/or any beneficial owner of any of the Notes is or may become entitled as a consequence of any Defaults or Events of Default that have occurred prior to, during or after the Forbearance Period (including the Existing Events of Default).

With respect to the Existing Events of Default described in clauses (ii), (iii) and (iv) of Section 1(b), the Issuer and the Guarantors hereby acknowledge and agree that the Issuer and the Guarantors shall have no right to cure or remedy, and no actions, events, circumstances or other matters that occur after the date any such Existing Event of Default occurred or will occur (such date being set forth in the applicable clause (ii), (iii) or (iv) of Section 1(b)) shall cure or remedy, any such Existing Event of Default.

For purposes of this Forbearance Agreement, the term “Requisite Consenting Holders” means, as of any date of determination, the Consenting Holders who beneficially own or control as of such date at least 66-2/3% in aggregate outstanding principal amount of the Notes beneficially owned or controlled by all of the Consenting Holders as of such date.

(d)                                 No Other Waivers; Reservation of Rights.  Neither the Trustee, any of the Holders nor any beneficial owner of any of the Notes has waived, is not by this Forbearance Agreement waiving, and has no intention of waiving any of the Existing Events of Default, any other Defaults or Events of Default or any of the liabilities or obligations (including any Obligations) under any of the Note Documents, and neither the Trustee, any of the Holders nor any beneficial owner of any of the Notes has agreed to forbear with respect to any of their respective rights or remedies concerning any Defaults or Events of Default (other than, during the Forbearance Period, the Existing Events of Default solely to the extent expressly set forth herein), which may have occurred or are continuing as of the date hereof or which may occur after the date hereof.  Subject to Section 1(a) above (solely with respect to the Existing Events of Default and only during the Forbearance Period), the Trustee, the Holders and each beneficial owner of any of the Notes reserve the right, in their discretion, to exercise any or all of their rights and remedies under the Indenture, the Notes and the other Note Documents, at law or otherwise as a result of any Defaults or Events of Default which may be continuing on the date hereof or any Defaults or Events of Default which may occur after the date hereof, and the Trustee, each of the Holders and each beneficial owner of any of the Notes has not waived any of such rights or remedies, and nothing in this Forbearance Agreement, and no delay on any of their part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies.  The Issuer and the Guarantors hereby acknowledge and agree that to the extent that the Indenture and any other Note Document prohibits, restricts or limits any action or omission by the Issuer or any of its Subsidiaries, or imposes any condition, certification or notification requirement on the Issuer or any of its Subsidiaries upon the occurrence and continuance of a Default or Event of Default, then, notwithstanding the forbearance obligations provided herein, such prohibition, restriction, limitation, condition, certification or notification requirement shall continue to apply during the Forbearance Period and thereafter so long as such Default or Event of Default exists.  The Issuer and the Guarantors hereby acknowledge and agree that the running of any statutes of limitation or doctrine of laches applicable to any claims or causes of action (or any legal presumptions related thereto) that the Trustee or any Holder may be entitled to take or bring against the Issuer or any of the Guarantors (or any of their respective assets) is, to the fullest extent permitted by law, tolled and suspended during the Forbearance Period.

(e)                                  Transfer; Additional Notes.  Each Consenting Holder hereby agrees that, during the Forbearance Period, it will not sell, pledge, hypothecate or otherwise transfer any Notes or any beneficial interests therein, except to (i) a Consenting Holder who is already a party hereto, in which case such transferring Consenting Holder shall inform counsel to the Consenting Holders of such transfer and the aggregate principal amount of Notes subject to such transfer, or (ii) a Person who, in connection with any such transfer, agrees to be bound by all of the terms of this Forbearance Agreement with respect to the relevant Notes or beneficial interests therein being transferred to such Person by executing and delivering to the Issuer and counsel to the Consenting Holders a joinder to this Forbearance Agreement in the form attached as Exhibit A hereto (which joinder shall be so executed and delivered prior to the effectiveness of such transfer).  This Forbearance Agreement shall in no way be construed to preclude any Consenting Holder from acquiring additional Notes or additional beneficial interests in Notes.  However, such Consenting Holder shall, automatically and without further action, remain subject to this Forbearance Agreement with respect to any Notes or beneficial interests therein so acquired during the Forbearance Period.  Each Consenting Holder agrees (severally and not jointly) that any sale, pledge, hypothecation or other transfer of any Notes or any beneficial interests therein that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Issuer and each other Consenting Holder shall have the right to enforce the voiding of such sale, pledge, hypothecation or other transfer.

Section 2.                                          Covenants

Anything in the Indenture, the Notes or any other Note Document to the contrary notwithstanding, the Issuer and each of the Guarantors absolutely and unconditionally agrees, for the benefit of the Consenting Holders, to comply with the following covenants, agreements and obligations at all times after the Forbearance Effective Date (as defined below) during the period commencing on the Forbearance Effective Date and ending on the occurrence of the Forbearance Termination Event (but in no event shall such period end prior to January 15, 2017):

(a)                                 Limitation on Indebtedness.  The Issuer shall not, and the Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) except for (i) Indebtedness described in (and subject to the terms, conditions and limitations set forth in) clauses (b)(2) (but only to the extent that the Guarantees referred to in clause (b)(2) are with respect to Indebtedness of the Issuer or any Restricted Subsidiary that is permitted to be incurred pursuant to this Forbearance Agreement and the Indenture), (b)(3), (b)(4)(iv), (b)(6), (b)(8) and (b)(13) of Section 3.2 of the Indenture and (ii) Indebtedness under the MDL Credit Agreement, but not any Refinancing Indebtedness in respect of Indebtedness under the MDL Credit Agreement.

(b)                                 Limitation on Restricted Payments.  The Issuer shall not, and the Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly, declare, pay, make or otherwise consummate or effect any Restricted Payment, except for any Permitted Payment described in (and subject to the terms, conditions and limitations set forth in) clauses (b)(8) and (b)(9) of Section 3.3 of the Indenture and only to the extent the use of the proceeds from such payments are permitted pursuant to this Forbearance Agreement and the Indenture; provided, however, that for purposes of complying with this Section 2(b) and any other covenant or obligation set forth in this Forbearance Agreement, (x) the term “Permitted Investment” shall only include those Investments described in (and subject to the terms, conditions and limitations set forth in) clauses (1) (but solely with respect to Investments in the Issuer, Investments in a Restricted Subsidiary that is a Guarantor, or Investments in a Person that will, upon the making of such Investment, become a Restricted Subsidiary that is a Guarantor), (3), (4), (5), (6), (7), (10), (11), (13) (but solely to the extent the Investment described in clause (13) is permitted to be made pursuant to Section 2(e) of this Forbearance Agreement and is not otherwise prohibited to be made pursuant to this Forbearance Agreement), (14), (15) and (18) of the definition of “Permitted Investments” in the Indenture, and (y) clause (ii) in the parenthetical in Section 3.3(a)(3) of the Indenture shall be deemed deleted.

(c)                                  Limitation on Sales of Assets and Subsidiary Stock:  The Issuer shall not, and the Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Asset Disposition; provided, however, that for purposes of complying with this Section 2(c) and any other covenant or obligation set forth in this Forbearance Agreement, the term “Asset Disposition” shall not exclude those dispositions and/or transactions described in any of clauses (1) (except that dispositions by the Issuer or a Restricted Subsidiary to the Issuer or to a Restricted Subsidiary that is a Guarantor shall be excluded), (5), (7), (8) (but solely to the extent the Restricted Payment, Permitted Payment and/or Permitted Investment referred to in clause (8) is permitted to be made pursuant to Section 2(b) of this Forbearance Agreement and is not otherwise prohibited to be made pursuant to this Forbearance Agreement), (14), (15), (18), (19) and/or (22) of the definition of “Asset Disposition” in the Indenture.

(d)                                 Limitation on Liens.  The Issuer shall not, and the Issuer shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien that secures obligations under any Indebtedness or related guarantee on any asset or property of the Issuer or any Restricted Subsidiary, except for (i) any Lien that is described in (and subject to the terms, conditions and limitations set forth in) clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (15), (17), (18), (23), (24), (25) and (26) of the definition of “Permitted Liens” in the Indenture and (ii) Liens securing Indebtedness permitted to be incurred under the MDL Credit Agreement.

(e)                                  Limitation on Affiliate Transactions.  The Issuer shall not, and the Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any Affiliate Transaction, except for any Affiliate Transaction that is described in (and subject to the terms, conditions and limitations set forth in) clauses (b)(1) (but solely to the extent the Restricted Payment and/or Permitted Payment referred to in clause (b)(1) is permitted to be made pursuant to Section 2(b) of this Forbearance Agreement and is not otherwise prohibited to be made pursuant to this Forbearance Agreement), (b)(2), (b)(3), (b)(4) (but expressly excluding any Investments by the Issuer or any of its Restricted Subsidiaries in any Restricted Subsidiary or other Person that is not a Guarantor), (b)(5) (but solely to the extent the payments referred to in clause (b)(5) are made in the ordinary course of business and consistent with past practices and are not otherwise prohibited to be made pursuant to this Forbearance Agreement), (b)(8), (b)(15), (b)(17) and (b)(20) of Section 3.8 of the Indenture.

(f)                                   Reports.  The Issuer shall deliver to the Specified Financial Advisor (as defined below), promptly after the Issuer receives a request therefor from the Specified Financial Advisor, any documents, materials and/or information relating to the business, operations, assets, liabilities, finances, working capital, cash flows, liquidity, strategic options, prospects and affairs of the Issuer and/or any of its Subsidiaries that are reasonably requested by the Specified Financial Advisor; provided that the Issuer will not be required to disclose or deliver any document, material or information (i) that constitutes nonfinancial trade secrets or non-financial proprietary information, (ii) that it is prohibited by law or any binding agreement from providing or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.  In addition, the Issuer shall provide the Specified Financial Advisor with reasonable access to any officer of the Issuer or any of its Subsidiaries that is reasonably requested by the Specified Financial Advisor for purposes of discussing the business, operations, assets, liabilities, finances, working capital, cash flows, liquidity, strategic options, prospects and affairs of the Issuer and/or any of its Subsidiaries (and the Issuer will cause any such officer to meet with and/or speak to the Specified Financial Advisor at any time reasonably requested by the Specified Financial Advisor for any such purpose).

(g)                                  Corporate Existence.  The Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary.

(h)                                 Designation of Unrestricted Subsidiaries.  The Issuer shall not designate any Restricted Subsidiary to be an Unrestricted Subsidiary.

(i)                                     Merger and Consolidation.  Neither the Issuer nor any of its Restricted Subsidiaries shall be permitted to (i) consolidate with or merge or amalgamate with or into any Person, or (ii) sell, convey, transfer, lease or dispose of all or substantially all of its assets, in one transaction or a series of related transactions, to any Person.

(j)                                    Transaction Support Agreement.  The Issuer and each of the Guarantors shall (i) work expeditiously and in good faith with the Consenting Holders and any other creditors or stakeholders of the Issuer or any of the Guarantors that is requested by the Requisite Consenting Holders to formulate and negotiate the terms and conditions of the Transaction Support Agreement, (ii) deliver to any Consenting Holder that is party to a non-disclosure agreement with the Issuer (an “NDA”) all such budgets, plans, reports, financial statements, notices, documents, information and/or other materials (collectively, “Information”) that such Consenting Holder and the Issuer mutually agree in good faith are necessary, advisable or appropriate for such Consenting Holder to evaluate the terms of the Transaction Support Agreement and/or the Specified Transaction (provided, that such Information shall include (x) each updated 13-week statement of projected cash receipts and disbursements of the Issuer and its Domestic Subsidiaries that is described in Section 5.1(a) of the MDL Credit Agreement, (y) each Liquidity Report (as defined in the MDL Credit Agreement) that is described in Section 5.1(c) of the MDL Credit Agreement and (z) consolidated, domestic and international revenues, gross profits, Consolidated EBITDA (which, for the avoidance of doubt, shall be provided on a consolidated, domestic and international basis notwithstanding anything contained in the definition otherwise), capital expenditures and free cash flow, in each case presented on a quarterly basis, for each of fiscal years 2017, 2018 and 2019), (iii) execute and deliver to the Consenting Holders the Transaction Support Agreement promptly after the terms and conditions thereof have been finally agreed to by the Persons to be a party thereto (but in any event, such execution and delivery shall be no later than

December 15, 2016) and (iv) implement and consummate the transactions contemplated by the Transaction Support Agreement in accordance with the terms thereof.  The Issuer shall issue a public press release or file a report with the Securities and Exchange Commission containing all material non-public Information that is provided to a Consenting Holder after the date of this Forbearance Agreement no later than January 15, 2017 or such earlier date that is set forth in the NDA to which such Consenting Holder is a party (other than an earlier date that is a specified date rather than a date that is described by reference to the occurrence or happening of an action or event); provided, that such NDA shall govern all other rights and obligations of the Issuer and such Consenting Holder with respect to such Information (including, without limitation, the right of a Consenting Holder to disclose and make generally available to the public any Information that the Issuer has not adequately disclosed by the date it is required pursuant to the terms hereof).

(k)                                 Conduct of Business.  Subject to complying with all of the other covenants and obligations set forth in this Forbearance Agreement and in the Note Documents, the Issuer and each of the Guarantors shall, and the Issuer shall cause each of its Restricted Subsidiaries to, conduct their business only in the ordinary course in a manner that is consistent with past practices, and use reasonable best efforts to preserve intact their business organization and relationships with third parties (including creditors, lessors, licensors, physicians, suppliers, distributors, patients and customers) and employees.  For the avoidance of doubt, the consummation of (i) any financing transaction (debt or equity) (other than any financing transaction that is not prohibited by Section 2(a) hereof or any other term of this Forbearance Agreement or the Indenture) or (ii) any refinancing of any of the Indebtedness or other obligations under the MDL Credit Agreement shall, in either case, constitute a breach of this Section 2(k).

(l)                                     Management Agreement.  Anything in this Forbearance Agreement or the Indenture to the contrary notwithstanding, the Issuer shall not, and the Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payments under the Management Agreement.

(m)                             Delivery of MDL Materials.  The Issuer shall deliver, or shall cause to be delivered, to any Consenting Holder or any designee thereof (including the Specified Financial Advisor and the Specified Legal Advisor (as defined below)), promptly after the Issuer receives a written request therefor from such Consenting Holder (which request may be made by the Specified Financial Advisor or the Specified Legal Advisor, on behalf of such Consenting Holder, to the Issuer or any of its financial or legal advisors), copies of any budgets, plans, reports, financial statements, notices, documents, information or other materials (collectively, the “MDL Materials”) that are delivered to any of the MDL Lenders (as defined below), pursuant to the terms of the MDL Credit Agreement (whether such delivery is made pursuant to any covenant, as a condition to effectiveness or funding, or otherwise); provided that such Consenting Holder agrees to confidentiality requirements that are substantially similar to the confidentiality requirements agreed to by the MDL Lenders that receive such MDL Materials with respect to such MDL Materials.  For the avoidance of doubt, the Issuer shall not deliver, or cause to be delivered, any MDL Materials directly to any Consenting Holder unless otherwise specifically requested by such Consenting Holder in a written request to the Issuer.

(n)                                 Disclosure of Entry into Forbearance Agreement.  No later than one (1) Business Day after the date hereof, the Issuer shall file, or shall cause to be filed, one or more reports with the Securities and Exchange Commission (including any amendments to reports filed with the Securities and Exchange Commission on the date hereof), attaching as exhibits thereto true and accurate copies of each of this Forbearance Agreement, the Senior Forbearance Agreement and the MDL Credit Agreement; provided that any disclosure of this Forbearance Agreement, the Senior Forbearance Agreement or the MDL Credit Agreement that includes executed signature pages hereto or thereto shall include such signature pages only in redacted form with respect to the holdings of Notes, Loans (as defined in the Credit Agreement) or loans and commitments under the MDL Credit Agreement (as applicable) by each Consenting Holder, Consenting Lender (as defined in the Senior Forbearance Agreement) or MDL Lender (as applicable).

For purposes of complying with the covenants and other obligations set forth in this Section 2, the term “Management Advances” shall only include those loans or advances described in (and subject to the terms, conditions and limitations set forth in) clauses (1) and (2) of the definition of “Management Advances” in the Indenture.

All of the covenants and obligations contained in this Section 2 and all of the other covenants and obligations in this Forbearance Agreement, are independent of and in addition to the covenants of the Issuer and its Restricted Subsidiaries in the Indenture, the Notes and the other Note Documents.  For the avoidance of doubt, the breach or violation of, or the failure to comply with, any of the covenants or obligations contained in this Section 2 shall constitute an immediate Forbearance Termination Event, without any requirement of notice or declaration of any kind.

Section 3.                                          Conditions Precedent to the Effectiveness of this Forbearance Agreement

This Forbearance Agreement shall become effective and binding on the Issuer, each of the Guarantors and each of the Consenting Holders upon the execution and delivery of this Forbearance Agreement by the Issuer, each of the Guarantors and the Consenting Holders (the “Forbearance Effective Date”); provided, however, that the agreement by the Consenting Holders to forbear set forth in Section 1 of this Forbearance Agreement shall not become operative or effective until, and only if, the following conditions shall have been satisfied or waived in writing by the Requisite Consenting Holders:

(a)                                 (i) Holdings, the Issuer, the other borrowers party to the Credit Agreement, the guarantors party to the Credit Agreement, the Required Lenders and the

Administrative Agent shall have entered into a forbearance agreement (the “Senior Forbearance Agreement”) pursuant to which the Lenders (as defined in the Credit Agreement) party thereto and the Administrative Agent shall have agreed to forbear, for a period that does not end prior to the occurrence of the Forbearance Termination Event, from exercising rights and remedies under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) arising from any Event of Default (as defined in the Credit Agreement) that is similar to, or arises as a result of, any of the Existing Events of Default, (ii) the Senior Forbearance Agreement shall be in form and substance and shall contain terms and conditions that are reasonably acceptable to the Requisite Consenting Holders, and (iii) the Senior Forbearance Agreement shall be in full force and effect and not subject to any unfulfilled conditions or contingencies;

(b)                                 (i) Medical Developers LLC, a Florida limited liability company and a wholly-owned Subsidiary of the Issuer (“Medical Developers”), MD International Investments, LLC, and each obligor under the Credit Agreement and/or the Indenture shall have entered into a credit and guaranty agreement (as amended, supplemented or otherwise modified from time to time, the “MDL Credit Agreement”) with certain beneficial owners and/or investment managers or advisors for beneficial owners of Notes and certain Lenders as lenders thereunder (the “MDL Lenders”) and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent for such lenders, pursuant to which a senior secured term loan credit facility will be provided by such lenders to Medical Developers (with the Affiliates of Medical Developers party thereto being guarantors of the Indebtedness and other obligations thereunder), and (ii) the MDL Credit Agreement shall be in form and substance acceptable to the Requisite Consenting Holders and shall be in full force and effect;

(c)                                  (i) the Issuer shall have executed and delivered to Houlihan Lokey Capital Inc., the financial advisor to the Ad Hoc Group (as defined below) (the “Specified Financial Advisor”), an engagement letter (the “FA Engagement Letter”), in customary form, between an ad hoc group of certain beneficial owners of at least a majority in aggregate principal amount of the Notes outstanding (the “Ad Hoc Group”) and the Specified Financial Advisor pursuant to which (among other things) the Issuer shall agree to pay the Specified Financial Advisor certain fees and expenses, including the “deferred” fee, as described in more detail in the FA Engagement Letter, in exchange for the Specified Financial Advisor providing certain financial advisory and other services to the Ad Hoc Group, and (ii) the FA Engagement Letter shall be in form and substance reasonably acceptable to the Requisite Consenting Holders and shall be in full force and effect;

(d)                                 the Issuer shall have paid to the Specified Financial Advisor all fees that are due and payable to the Specified Financial Advisor under the terms of the FA Engagement Letter on the effective date thereof, such payment to be made by wire transfer of immediately available funds in accordance with instructions provided to the Issuer by the Specified Financial Advisor;

(e)                                  the Issuer shall have paid to Stroock & Stroock & Lavan LLP, counsel to the Ad Hoc Group (the “Specified Legal Advisor”), all of the reasonable normal hourly fees and expenses of the Specified Legal Advisor for which invoices have been submitted to the Issuer on or prior to the date of this Forbearance Agreement pursuant to the terms of that certain letter agreement, dated October 31, 2016, between the Issuer and the Specified Legal Advisor, such payment to be made by wire transfer of immediately available funds in accordance with instructions provided to the Issuer by the Specified Legal Advisor; and

(f)                                   (i) the Majority Preferred Stockholders (including, for purposes of this Section 3(f), the Majority Holders (as defined in the Certificate of Designations)) shall have executed and delivered to Holdings and the Issuer a written agreement (such agreement, the “Specified Consent”) pursuant to which the Majority Preferred Stockholders shall consent to the execution and delivery by Medical Developers and each of its Affiliates party thereto of the MDL Credit Agreement and any related documents, and the consummation and the performance of the transactions contemplated thereby (including the incurrence of the Indebtedness thereunder and the grant of the Liens created thereby), (ii) the Specified Consent shall be in form and substance as set forth on Exhibit B attached hereto, and (iii) the Specified Consent shall be in full force and effect and not subject to any unfulfilled conditions or contingencies.

Section 4.                                          Representations and Warranties of the Note Parties

On and as of the Forbearance Effective Date, the Issuer and each of the Guarantors (each, a “Note Party” and, collectively, the “Note Parties”) hereby represent and warrant to each Consenting Holder as follows:

(a)                                 this Forbearance Agreement has been duly authorized, executed and delivered by such Note Party and constitutes the legal, valid and binding obligation of such Note Party enforceable against such Note Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing;

(b)                                 no approval, consent, exemption, authorization or other action by, or material notice to, or material filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Issuer or any Guarantor of this Forbearance Agreement;

(c)                                  the execution, delivery and performance by the Issuer and the Guarantors of this Forbearance Agreement do not (i) contravene the terms of the Issuer’s or any Guarantor’s certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent constitutional, organizational and/or formation documents), as applicable; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, (A) any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument to which the Issuer or any of the Guarantors is a party or by which it or any of its properties or assets is bound or to which it may be subject or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Issuer or any of the Guarantors or the properties or assets of the Issuer or any of the Guarantors is subject; (iii) violate any applicable law; or (iv) result in a limitation on any governmental approvals applicable to the business, operations or properties of the Issuer or any of the Guarantors;

(d)                                 as of (but not including) November 30, 2016, (i) the aggregate principal amount of the Notes outstanding under the Indenture is $361,351,544.00, (ii) the aggregate amount of accrued and unpaid Cash Interest on the Notes outstanding under the Indenture is $23,829,032.96, and (iii) the aggregate amount of accrued and unpaid PIK Interest on the Notes outstanding under the Indenture is $903,378.00;

(e)                                  neither the Trustee, any of the Holders nor any beneficial owner of any of the Notes is in default under any of the Note Documents or otherwise breached any obligations to the Note Parties;

(f)                                   there are no offsets, counterclaims or defenses to any of the Issuer’s or any of the Guarantors’ obligations or liabilities (including any Obligations) arising under the Indenture or any of the other Note Documents, or to the rights, remedies or powers of the Trustee, any of the Holders or any beneficial owner of any of the Notes in respect of the Indenture or any of the other Note Documents;

(g)                                  the execution and delivery of this Forbearance Agreement have not established any course of dealing between the parties hereto or created any obligation, commitment or agreement of any of the Consenting Holders with respect to any future restructuring, modification, amendment, waiver or forbearance with respect to the Notes or any of the Note Documents;

(h)                                 Medical Developers and each of its Subsidiaries are Restricted Subsidiaries under and for all purposes of the Indenture and the other Note Documents; and

(i)                                     no Defaults or Events of Default (other than the Existing Events of Default) exist on the Forbearance Effective Date.

Section 5.                                          Acknowledgments and Agreements by Note Parties

The Issuer and the Guarantors hereby acknowledge and agree that in accordance with the terms of the Notes and Section 3.1 of the Indenture, the Cash Interest on the Notes that was due and payable on November 1, 2016 (which Cash Interest is equal to $19,837,140.35) shall accrue interest (including post-petition interest in any proceeding under any Bankruptcy Law) from November 1, 2016 to the date such interest is paid at a rate that is 2.00% higher than the applicable interest rate on the Notes.

Section 6.                                          Effect on the Note Documents

(a)                                 All of the terms and provisions of the Indenture and all other Note Documents are and shall remain in full force and effect and are hereby ratified and confirmed.  The Note Parties hereby agree that this Forbearance Agreement shall in no manner affect or impair the Indenture, the Notes or any of the other Note Documents, or any obligations or liabilities (including any Obligations) under the Indenture, the Notes or any of the other Note Documents.  Each Note Party hereby ratifies, confirms and reaffirms all of its respective obligations and liabilities (including all Obligations) under the Indenture, the Notes and each other Note Document to which it is party.  Each of the Note Parties hereby represents, warrants, acknowledges and agrees that it has no claims, counterclaims, offsets or defenses (whether legal or equitable) to the payment of any of the obligations or liabilities (including all Obligations) under the Indenture, the Notes or any of the other Note Documents or to the performance of any of the obligations thereunder and, to the extent they may have any such claims, counterclaims, offsets or defenses, the same are hereby waived.

(b)                                 The execution, delivery and effectiveness of this Forbearance Agreement shall not operate as a waiver of any right, power or remedy of the Trustee, any of the Holders or any beneficial owner of any of the Notes under any of the Note Documents, nor constitute a waiver or amendment of any provision of any of the Note Documents or for any purpose.

Section 7.                                          Approval and Consent of Consenting Holders

Each of the Consenting Holders hereby consents to and approves of the MDL Credit Agreement and any related documents, the loans to be made thereunder, the Liens to be granted and created thereby and the consummation and performance of all of the other transactions contemplated thereby.

Section 8.                                          Release and Covenant Not to Sue

In consideration of the benefits received by the Issuer and the Guarantors under this Forbearance Agreement, and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), effective on the date of this Forbearance Agreement, the Issuer and each Guarantor, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, “Releasors”), hereby forever waives, releases and discharges each Holder, each beneficial owner of any of the Notes, the Trustee and each of their respective officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives and attorneys of any of them (collectively, the “Releasees”), of and from any and all claims, causes of action, suits, obligations, demands, debts, agreements, promises, liabilities, controversies, costs, damages, expenses and fees whatsoever, whether arising from any act, failure to act, omission, misrepresentation, fact, event, transaction or other cause, and whether based on any federal, state, local or foreign law or right of action, at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, which any Releasor now has, has ever had or may hereafter have against any Releasee arising contemporaneously with or prior to the date of this Forbearance Agreement or on account of or arising out of any matter, cause, circumstance or event occurring contemporaneously with or prior to the date of this Forbearance Agreement (collectively, the “Released Claims”).

The Issuer and each Guarantor, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns, hereby unconditionally and irrevocably agrees that it will not sue any Releasee on the basis of any Released Claim.

Section 9.                                          Execution in Counterparts

This Forbearance Agreement may be executed by one or more of the parties to this Forbearance Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Forbearance Agreement by facsimile or other electronic transmission (including without limitation Adobe pdf file) shall be effective as delivery of a manually executed counterpart hereof.

Section 10.                                   Consenting Holder Signatures

Each Consenting Holder agrees that such Consenting Holder shall not be entitled to receive a copy of any other Consenting Holder’s signature page to this Forbearance Agreement, but agrees that a copy of such signature page may be delivered to the Issuer.

Section 11.                                   Governing Law

THIS FORBEARANCE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS FORBEARANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 12.                                   Section Titles

The section titles contained in this Forbearance Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.

Section 13.                                   Notices

All communications and notices hereunder shall be given as provided in the Indenture.

Section 14.                                   Severability

Any provision of this Forbearance Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 15.                                   Successors and Assigns

The terms of this Forbearance Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 16.                                   Submission to Jurisdiction; Waiver

Each of the parties hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Forbearance Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, in each case, located in the Borough of Manhattan;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Issuer, at its address set forth in Section 12.1 of the Indenture; and

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Section 17.                                   Additional Acknowledgements

Each of the Note Parties hereby acknowledges that:

(a)                                 such Note Party has been advised by counsel in the negotiation, execution and delivery of this Forbearance Agreement;

(b)                                 neither the Trustee, any of the Holders nor any beneficial owner of any of the Notes has any fiduciary relationship with or duty to such Note Party arising out of or in connection with this Forbearance Agreement or any of the Note Documents, and the relationship between the Trustee, any of the Holders or any beneficial owner of any of the Notes, on one hand, and such Note Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by any of the Note Documents or otherwise exists by virtue of the transactions contemplated hereby among the Consenting Holders or among the Note Parties and the Consenting Holders.

Section 18.                                   Amendments

No amendment, modification or waiver of the terms of this Forbearance Agreement shall be effective except in a writing signed by the Note Parties and the Requisite Consenting Holders; provided, however, that no amendment, modification or waiver to this Forbearance Agreement (a) that extends the date set forth in Section 1(c)(i) hereof by more than thirty (30) days shall be effective except in a writing signed by each Consenting Holder, (b) that imposes any financial commitment upon any Consenting Holder shall be effective except in a writing signed by each affected Consenting Holder, or (c) that makes any change or modification to, or waiver of, any provision of Section 23 hereof, clause (b) of Section 21 hereof, or this clause (c) shall be effective except in a writing signed by the “Requisite Lenders” under and as defined in the MDL Credit Agreement.

Section 19.                                   Equitable Remedies

Each of the Note Parties acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Forbearance Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached by any of the Note Parties, and (b) remedies at law would not be adequate to compensate the Consenting Holders.  Accordingly, each of the Consenting Holders shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches or threatened breaches by any of the Note Parties of the provisions of this Forbearance Agreement and to enforce its rights hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief without the necessity of proving the inadequacy of money damages as a remedy.  The right to equitable relief, including specific performance and injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Forbearance Agreement.  Each of the Note Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.  Each of the Note Parties hereby agrees not to assert that specific performance, injunctive and other equitable remedies are unenforceable, violate public policy, invalid, contrary to law or inequitable for any reason.  The right of specific performance, injunctive and other equitable remedies is an integral part of the transactions contemplated by this Forbearance Agreement and, without that right, none of the Consenting Holders would have entered into this Forbearance Agreement.

Section 20.                                   Confidentiality; Redaction of Holdings Information

Unless required by applicable law, the Note Parties agree to keep confidential the amount of all holdings of Notes held by each of the Consenting Holders, absent the prior written consent of such Consenting Holder; and if disclosure is so required by law, the Note Parties shall provide each Consenting Holder with advance written notice of the intent to disclose and shall afford each of the Consenting Holders a reasonable opportunity to (a) seek a protective order or other appropriate remedy and (b) review and comment upon such disclosure prior to the Note Parties making such disclosure.  Any disclosure of this Forbearance Agreement by the Note Parties that includes executed signature pages to this Forbearance Agreement shall include such signature pages only in redacted form with respect to the holdings of Notes by each Consenting Holder.  The Note Parties’ obligations under this Section 20 shall survive termination of this Forbearance Agreement.

Section 21.                                   Assignments/Third Party Beneficiaries

No Person other than the parties hereto and their permitted successors and assigns shall have any rights hereunder or be entitled to rely on this Forbearance Agreement and all other third-party beneficiary rights are hereby expressly disclaimed except that (a) each of the Indemnified Parties (as defined below) that is not a party hereto shall be a third party beneficiary of this Section 21 and Section 22 hereof, and (b) each of the MDL Lenders shall be a third party beneficiary of this Section 21, Section 23 hereof and clause (c) of Section 18 hereof.  None of the Note Parties shall be entitled to delegate any of its duties hereunder and shall not assign any of its rights or remedies set forth in this Forbearance Agreement without the prior written consent of the Requisite Consenting Holders.

Section 22.                                   Indemnification

The Note Parties, on a joint and several basis, shall indemnify and hold harmless (i) each of the Consenting Holders, (ii) each of the Affiliates of each of the Consenting Holders and (iii) each of the officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives and attorneys of each of the Consenting Holders and each of the Affiliates of each of the Consenting Holders (collectively, the “Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, Taxes, costs and expenses (including reasonable attorneys’ fees), interest, penalties, judgments and settlements (collectively, “Losses”), whether or not related to a third party claim imposed on, sustained, incurred or suffered by, or asserted against, any of the Indemnified Parties, directly or indirectly, resulting from, arising out of or relating to the execution, delivery, enforcement, performance, compliance and/or administration of this Forbearance Agreement.

Section 23.                                   Intercreditor Provisions

(a)                                 To induce the MDL Lenders to execute and deliver the MDL Credit Agreement and to provide the financing arrangements and other benefits to Medical Developers contemplated thereunder, (i) the Note Parties, on a joint and several basis, hereby agree that, until the Discharge of MDL Obligations (as defined below) has occurred, the Notes Parties shall not negotiate, solicit, encourage, accept, initiate any offers, consent to, vote for, approve, enter into or consummate (x) any financing transaction (including, without limitation, any debtor-in-possession financing, senior or subordinated credit facilities, mezzanine debt investments, letters of credit, sales or issuances of bonds, debentures, notes or similar debt securities, and any other transaction involving credit extensions or other financial accommodations made available to any of the Note Parties, and including any additional loans under the Credit Agreement), whether such financing transaction is consummated before or after the commencement of any Insolvency Proceeding (as defined below) relating to any of the Note Parties, unless the proceeds of such financing transaction are used, at the closing of such financing transaction and prior to any other use thereof, for the Discharge of MDL Obligations, or (y) any plan of reorganization or other dispositive restructuring plan relating to any of the Note Parties, unless such plan of reorganization or other dispositive restructuring plan provides for the Discharge of MDL Obligations on the effective date thereof, and (ii) each of the Consenting Holders, on a several (and not joint and several) basis, hereby agrees that, until the Discharge of MDL Obligations has occurred, the Notes Parties shall not negotiate, solicit, encourage, accept, initiate any offers for, consent to, vote for, approve, enter into or consummate (x) any financing transaction (including, without limitation, any senior or subordinated credit facilities, mezzanine debt investments, letters of credit, sales or issuances of bonds, debentures, notes or similar debt securities, and any other transaction involving credit extensions or other financial accommodations made available to any of the Note Parties, and including any additional loans under the Credit Agreement), whether such financing transaction is consummated before or after the commencement of any Insolvency Proceeding relating to any of the Note Parties, unless the proceeds of such financing transaction are used, at the closing of such financing transaction and prior to any other use thereof, for the Discharge of MDL Obligations, or (y) any plan of reorganization or other dispositive restructuring plan relating to any of the Note Parties, unless such plan of reorganization or other dispositive restructuring plan provides for the Discharge of MDL Obligations on the effective date thereof.

(b)                                 The term “Discharge of MDL Obligations” means (i) the indefeasible payment in full in cash of the principal of and interest (calculated at the default rate under the MDL Credit Agreement) (including interest accruing on or after the commencement of any Insolvency Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency Proceeding) and premium, if any, on all Indebtedness outstanding under the MDL Credit Agreement and related documents, (ii) the indefeasible payment in full in cash of all other liabilities, obligations and other amounts that are outstanding and unpaid at the time such principal and interest are paid in full (including fees, expenses and other charges accruing on or after the commencement of any Insolvency Proceeding, whether or not a claim for such fees, expenses and charges is, or would be, allowed in such Insolvency Proceeding), and (iii) the termination of all commitments to extend credit under the MDL Credit Agreement.

(c)                                  The term “Insolvency Proceeding” means (i) any case or proceeding under the Bankruptcy Law or any other federal or state bankruptcy, insolvency, reorganization or other law affecting creditor’s rights or any similar proceeding seeking any stay, reorganization, arrangements, composition or readjustment of the obligations and indebtedness of any Person, (ii) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers, (iii) any proceeding for liquidation, dissolution or other winding up of the business or (iv) any assignment for the benefit of creditors or any marshalling of assets.

(d)                                 The Note Parties and each of the Consenting Holders hereby acknowledge and agree that the obligations, agreements and other provisions set forth in this Section 23 shall be effective before, during and after the commencement of any Insolvency Proceeding.

(e)                                  The Note Parties and each of the Consenting Holders hereby acknowledge and agree that each of the MDL Lenders is an intended third party beneficiary of the obligations, agreements and other provisions set forth in this Section 23 and shall be entitled to enforce such obligations, agreements and other provisions.  The obligations, agreements and other provisions set forth in this Section 23 shall survive the termination or expiration of this Forbearance Agreement.

Section 24.                                   Waiver of Jury Trial

THE NOTE PARTIES AND THE CONSENTING HOLDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS FORBEARANCE AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Forbearance Agreement to be duly executed as of the date first above written.

21ST CENTURY ONCOLOGY, INC.

By:	/s/ LeAnne M. Stewart
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer

21ST CENTURY ONCOLOGY HOLDINGS, INC.

By:	/s/ LeAnne M. Stewart
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer

[Signature Page to the Forbearance Agreement]

21C EAST FLORIDA, LLC
21ST CENTURY OF FLORIDA ACQUISITION, LLC
21ST CENTURY ONCOLOGY MANAGEMENT SERVICES, INC.
21ST CENTURY ONCOLOGY OF ALABAMA, LLC
21ST CENTURY ONCOLOGY OF HARFORD COUNTY, MARYLAND L L C
21ST CENTURY ONCOLOGY OF JACKSONVILLE, LLC
21ST CENTURY ONCOLOGY OF KENTUCKY, LLC
21ST CENTURY ONCOLOGY OF NEW JERSEY, INC.
21ST CENTURY ONCOLOGY OF PENNSYLVANIA, INC.
21ST CENTURY ONCOLOGY OF PRINCE GEORGES COUNTY, MARYLAND, LLC
21ST CENTURY ONCOLOGY OF SOUTH CAROLINA, LLC
21ST CENTURY ONCOLOGY OF WASHINGTON, LLC
21ST CENTURY ONCOLOGY SERVICES, LLC
21ST CENTURY ONCOLOGY, LLC
AHLC, LLC
AMERICAN CONSOLIDATED TECHNOLOGIES, L.L.C.
ARIZONA RADIATION THERAPY MANAGEMENT SERVICES, INC.
ASHEVILLE CC, LLC
ATLANTIC UROLOGY CLINICS, LLC
AURORA TECHNOLOGY DEVELOPMENT, LLC
BERLIN RADIATION THERAPY TREATMENT CENTER, LLC
CALIFORNIA RADIATION THERAPY MANAGEMENT SERVICES, INC.
CAREPOINT HEALTH SOLUTIONS, LLC
CAROLINA RADIATION AND CANCER TREATMENT CENTER, LLC

By:	/s/ LeAnne M. Stewart
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer

[Signature Page to the Forbearance Agreement]

CAROLINA REGIONAL CANCER CENTER, LLC
DERM-RAD INVESTMENT COMPANY, LLC
DEVOTO CONSTRUCTION OF SOUTHWEST FLORIDA, INC.
FINANCIAL SERVICES OF SOUTHWEST FLORIDA, LLC
FOUNTAIN VALLEY & ANAHEIM RADIATION ONCOLOGY CENTERS, INC.
GETTYSBURG RADIATION, LLC
GOLDSBORO RADIATION THERAPY SERVICES, LLC
JACKSONVILLE RADIATION THERAPY SERVICES, LLC
MARYLAND RADIATION THERAPY MANAGEMENT SERVICES, LLC
MICHIGAN RADIATION THERAPY MANAGEMENT SERVICES, INC.
NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INCORPORATED
NEW ENGLAND RADIATION THERAPY MANAGEMENT SERVICES, INC.
NEW YORK RADIATION THERAPY MANAGEMENT SERVICES, LLC
NORTH CAROLINA RADIATION THERAPY MANAGEMENT SERVICES, LLC
ONCURE HOLDINGS, INC.
ONCURE MEDICAL CORP.
PHOENIX MANAGEMENT COMPANY, LLC
RADIATION THERAPY SCHOOL FOR RADIATION THERAPY TECHNOLOGY, INC.
RADIATION THERAPY SERVICES INTERNATIONAL, INC.
RVCC, LLC
SAMPSON ACCELERATOR, LLC
SAMPSON SIMULATOR, LLC
SFRO HOLDINGS, LLC
U.S. CANCER CARE, INC.
USCC FLORIDA ACQUISITION LLC
WEST VIRGINIA RADIATION THERAPY SERVICES, INC.

By:	/s/ LeAnne M. Stewart
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer

PALMS WEST RADIATION THERAPY, L.L.C.

By:	21st Century Oncology, LLC
Its:	Sole Member

By:	/s/ LeAnne M. Stewart
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer

ASSOCIATES IN RADIATION ONCOLOGY SERVICES, LLC
BOYNTON BEACH RADIATION ONCOLOGY, L.L.C.
SOUTH FLORIDA RADIATION ONCOLOGY, LLC
TREASURE COAST MEDICINE, LLC

By:	SFRO Holdings, LLC

[Signature Page to the Forbearance Agreement]

Its:	Sole Member

By:	/s/ LeAnne M. Stewart
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer

[Signature Page to the Forbearance Agreement]

SOUTH FLORIDA MEDICINE, LLC

By:	/s/ William R. Spalding
Name:	William R. Spalding
Title:	President and Chief Executive Officer

[Signature Page to the Forbearance Agreement]

[HOLDER SIGNATURE PAGES]

[Signature Page to the Forbearance Agreement]

EXHIBIT A
(Form of Joinder to Forbearance Agreement)

JOINDER TO FORBEARANCE AGREEMENT

THIS JOINDER to the Forbearance Agreement (this “Joinder”) dated as of December 6, 2016 by and among 21st Century Oncology, Inc., a Florida corporation, each of the guarantors identified on the signature pages thereof and the Consenting Holders that are signatories thereto (the “Forbearance Agreement”), is made and entered into as of [                            ], 2016, by [                       ] (the “Transferee”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Forbearance Agreement.

WHEREAS, on the date hereof, Transferee has acquired [             ] in aggregate principal amount of Notes or beneficial interests in Notes from [                             ], and the Forbearance Agreement requires Transferee to execute a joinder to the Forbearance Agreement.

NOW, THEREFORE, the Transferee hereby (i) acknowledges that it has received and reviewed a complete copy of the Forbearance Agreement and (ii) agrees that by executing this Joinder, it becomes a party to the Forbearance Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Forbearance Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Consenting Holder for all purposes thereof and entitled to all the rights incidental thereto.

IN WITNESS WHEREOF, the Transferee has executed this Joinder as of the date first above written.

[TRANSFEREE]

By:
Name:
Title:

EXHIBIT B